                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                     FINAL TERMS NO. 2138 DATED 15 JULY 2009

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$19,700,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017
            CURRENTLY TOTALING A$ 2,325,542,000.00 (A$ 700,849,000.00
                              INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.  (i)    Issuer:                                 Queensland Treasury Corporation

    (ii)   Guarantor:                              The Treasurer on behalf of the Government
                                                   of Queensland

2.         Benchmark line:                         2017

                                                   (to be consolidated and form a single
                                                   series

                                                   with QTC 6% Global A$Bonds due 14
                                                   September 2017, ISIN US748305BG31)

3.         Specific Currency or Currencies:        AUD ("A$")

4.  (i)    Issue price:                            102.092%

    (ii)   Dealers' fees and commissions paid by   No fee or commission is payable in respect
           Issuer:                                 of the issue of the bond(s) described in
                                                   these final terms (which will constitute a
                                                   "pricing supplement" for purposes of any
                                                   offers or sales in the United States or to
                                                   U.S. persons). Instead, QTC pays fees and
                                                   commissions in accordance with the
                                                   procedure described in the QTC Offshore
                                                   and Onshore Fixed Interest Distribution
                                                   Group Operational Guidelines.

5.         Specified Denominations:                A$1,000

6.  (i)    Issue Date:                             17 July 2009

    (ii)   Record Date (date on and from which     6 March / 6 September. Security will be
           security is Ex-interest):               ex-interest on and from 7 March / 7
                                                   September.

    (iii)  Interest Payment Dates:                 14 March / 14 September

7.         Maturity Date:                          14 September 2017

8.         Interest Basis:                         6 per cent Fixed Rate

9.         Redemption/Payment Basis:               Redemption at par

10.        Change of Interest Basis or             Not Applicable
           Redemption/Payment Basis:

11. (i)    Status of the Bonds:                    Senior and rank pari passu with other
                                                   senior, unsecured debt obligations of QTC

    (ii)   Status of the Guarantee:                Senior and ranks pari passu with all its
                                                   other unsecured obligations

12.        Method of distribution:                 Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.        Fixed Rate Note Provisions Applicable

    (i)    Rate(s) of Interest:                    6 per cent per annum payable semi-annually
                                                   in arrears

    (ii)   Interest Payment Date(s):               14 March and 14 September in each year up
                                                   to and including the Maturity Date

    (iii)  Fixed Coupon Amount(s):                 A$30 per A$1,000 in nominal amount
           (Applicable to bonds in definitive
           form)

    (iv)   Determination Date(s):                  Not Applicable

    (v)    Other terms relating to the method of   None
           calculating interest for Fixed Rate
           Bonds:

PROVISIONS RELATING TO REDEMPTION

14.        Final Redemption Amount:                A$1,000 per bond of A$1,000 Specified
                                                   Denomination

                                                   (NB: If the Final Redemption Amount is
                                                   other than 100 per cent. of the nominal
                                                   value the bonds will be derivative
                                                   securities for the purposes of the
                                                   Prospectus Directive and the requirements
                                                   of Annex XII to the Prospectus Directive
                                                   Regulation will apply and the Issuer will
                                                   prepare and publish a supplement to the
                                                   Prospectus)

15.        Early Redemption Amount(s) payable on   Not Applicable
           redemption for taxation reasons or on
           event of default and/or the method of
           calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.        Form of Bonds:                          Permanent Global Note not exchangeable for
                                                   Definitive Bonds

17.        Additional Financial Centre(s) or       Not Applicable
           other special provisions relating to
           Payment Dates:

18.        Talons for future Coupons or Receipts   No
           to be attached to Definitive Bonds
           (and dates on which such Talons
           mature):

19.        Other terms or special conditions:      Not Applicable

                                                   (When adding any other final terms
                                                   consideration should be given as to
                                                   whether such terms constitute "significant
                                                   new factors" and consequently trigger the
                                                   need for a supplement to the Prospectus
                                                   under Article 16 of the Prospectus
                                                   Directive)

DISTRIBUTION

20. (i)    If syndicated, names and addresses of   Not Applicable
           Managers and underwriting
           commitments:

    (ii)   Date of Dealer Agreement:               15 July 2009

    (iii)  Stabilizing Manager(s) (if any):        Not Applicable

21.        If non-syndicated, name and address     ABN AMRO Australia Limited
           of relevant Dealer:                     ABN AMRO Tower
                                                   Cnr Philip and Bent Street
                                                   Sydney NSW 2000

22.        Whether TEFRA D or TEFRA C rules        TEFRA Not Applicable
           applicable or TEFRA rules not
           applicable:

23.        Non exempt Offer                        Not Applicable

                                                   (N.B. Consider any local regulatory
                                                   requirements necessary to be fulfilled so
                                                   as to be able to make a non-exempt offer
                                                   in relevant jurisdictions. No such offer
                                                   should be made in any relevant
                                                   jurisdiction until those requirements have
                                                   been met. Non-exempt offers may only be
                                                   made into jurisdictions in which the base
                                                   prospectus (and any supplement) has been
                                                   notified/passported.)

24.        Additional selling restrictions:        Not Applicable

LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    --------------------------------
    Duly authorized

                            PART B--OTHER INFORMATION

1.  LISTING AND ADMISSION TO TRADING

    (i)    Listing                                 Bourse de Luxembourg.

    (ii)   Admission to trading:                   Application has been made by the Issuer
                                                   (or on its behalf) for the bonds to be
                                                   admitted to trading on the regulated
                                                   market of the Bourse de Luxembourg with
                                                   effect from the Issue Date.

                                                   (Where documenting a fungible issue need
                                                   to indicate that original securities are
                                                   already admitted to trading.)

2.  RATINGS

           Ratings:                                The bonds to be issued have been rated:

                                                   S&P:     AA+
                                                   Moody's: Aa1

                                                   An obligation rated 'AA+' by S&P has the
                                                   second highest long term credit rating
                                                   assigned by Standard & Poor's and differs
                                                   from the highest rated obligations by
                                                   only a small degree. The obligor's
                                                   capacity to meet its financial commitment
                                                   on the obligation is very strong.

                                                   An obligation rated 'Aa1' by Moody's has
                                                   the second highest long term credit
                                                   rating assigned by Moody's. Obligations
                                                   rated 'Aa1' are judged to be of high
                                                   quality and are subject to very low
                                                   credit risk.

                                                   A credit rating is not a recommendation
                                                   to buy, sell or hold securities and may
                                                   be revised or withdrawn by the rating
                                                   agency at any time. Each rating should
                                                   be evaluated independently of any other
                                                   rating.

                                                   (The above disclosure should reflect the
                                                   rating allocated to bonds issued under
                                                   the bond facility generally or, where the
                                                   issue has been specifically rated, that
                                                   rating.)

3.  INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.  REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

    (i)    Reasons for the Offer:                  See "Use of Proceeds" section in the
                                                   prospectus supplement--if reasons for
                                                   offer different from making profit and/or
                                                   hedging certain risks will need to
                                                   include those reasons here.

    (ii)   Estimated net proceeds:                 Not Applicable.

                                                   (If proceeds are intended for more than
                                                   one use will need to split out and
                                                   present in order of priority. If
                                                   proceeds insufficient to fund all
                                                   proposed uses state amount and sources of
                                                   other funding.)

    (iii)  Estimated total expenses:               Not Applicable.

                                                   [Expenses are required to be broken down
                                                   into each principal intended "use" and
                                                   presented in order of priority of such
                                                   "uses".]

5.  YIELD

           Indication of yield:                    5.99%

                                                   Calculated as 7 basis points less than
                                                   the yield on the equivalent A$ Domestic
                                                   Bond issued by the Issuer under its
                                                   Domestic A$ Bond Facility on the Trade
                                                   Date.

                                                   The yield is calculated at the Trade Date
                                                   on the basis of the Issue Price. It is
                                                   not an indication of future yield.

6.  OPERATIONAL INFORMATION

    (i)    ISIN Code:                              US748305BG31

    (ii)   Common Code:                            027594204

    (iii)  CUSIP Code:                             748305BG3

    (iv)   Any clearing system(s) other than       Not Applicable
           Depositary Trust Company, Euroclear
           Bank S.A./N.V. and Clearstream
           Banking, societe anonyme and the
           relevant identification number(s):

    (v)    Delivery:                               Delivery free of payment

    (vi)   Names and addresses of additional       [___________]
           Paying Agent(s) (if any):

7.  TERMS AND CONDITIONS OF THE OFFER

    (i)    Offer Price;                            Not applicable

    (ii)   [Conditions to which the offer is       Not applicable
           subject;]

    (iii)  [Description of the application         Not applicable
           process;]

    (iv)   [Details of the minimum and/or          Not applicable
           maximum amount of application;]

    (v)    [Description of possibility to reduce   Not applicable
           subscriptions and manner for
           refunding excess amount paid by
           applicants;]

    (vi)   [Details of the method and time         Not applicable
           limits for paying up and delivering
           the bonds;]

    (vii)  [Manner in and date on which results    Not applicable
           of the offer are to be made public;]

    (viii) [Procedure for exercise of any right    Not applicable
           of pre-emption, negotiability of
           subscription rights and treatment of
           subscription rights not exercised;]

    (ix)   [Categories of potential investors to   Not applicable
           which the bonds are offered and
           whether tranche(s) have been reserved
           for certain countries;]

    (x)    [Process for notification to            Not applicable
           applicants of the amount allotted and
           the indication whether dealing may
           begin before notification is made;]

    (xi)   [Amount of any expenses and taxes       Not applicable
           specifically charged to the
           subscriber or Purchaser;]

    (xii)  [Name(s) and address(es), to the        None
           extent know to the Issuer, of the
           placers in the various countries
           where the offer takes place.]